Exhibit 8.2

PHILADELPHIA ATLANTA CHARLOTTE CHERRY HILL CHICAGO DALLAS DENVER LAS VEGAS LONDON LOS ANGELES	[COZEN O'CONNOR LOGO] ATTORNEYS	NEW YORK NEWARK SAN DIEGO SAN FRANCISCO SEATTLE TRENTON WASHINGTON, DC WEST CONSHOHOCKEN WICHITA WILMINGTON
A PROFESSIONAL CORPORATION 1900 MARKET STREET PHILADELPHIA, PA 19103-3508 215.665.2000 800.523.2900 215.665.2013 FAX www, cozen.com

April 21, 2005

Board of Directors
Chester Valley Bancorp Inc.
100 East Lancaster Avenue
Downington, Pennsylvania 19355

  Re:
  Merger of Chester Valley Bancorp Inc.
  with and into Willow Grove Bancorp, Inc.

Ladies and Gentlemen:

        We have acted as special counsel to Chester Valley Bancorp Inc., a Pennsylvania corporation ("Chester Valley"), in connection with the proposed merger (the "Merger") of Chester Valley with and into Willow Grove Bancorp, Inc., a Pennsylvania corporation ("Willow Grove"), pursuant to the Agreement and Plan of Merger, dated as of January 20, 2005, between Willow Grove and Chester Valley (the "Merger Agreement"). At your request, we are rendering our opinion regarding certain United States federal income tax consequences of the Merger. All capitalized terms used herein, unless otherwise specified, have the meaning assigned thereto in the Merger Agreement.

        For purposes of the opinion set forth below, we have relied, with the consent of Chester Valley and the consent of Willow Grove, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Chester Valley and Willow Grove dated the date hereof, and have assumed that such statements and representations are complete and accurate at all relevant times, including the Effective Time of the Merger, and that any representation made "to the best knowledge" or similarly qualified is correct without such qualification. We have also relied upon the accuracy of the Registration Statement on Form S-4 filed by Willow Grove with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement") and the Prospectus/Proxy Statement of Chester Valley and Willow Grove included therein (the "Prospectus/Proxy Statement"). We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

        In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the exhibits thereto, and such other documents as we have deemed necessary or appropriate for the opinion set forth below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, and (ii) that the Merger will be consummated in the manner described in the Merger Agreement and that the structure of the Merger and Bank Merger will not be modified pursuant to Section 9.13 of the Merger Agreement. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity and authority of the signatories. The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information, and representations contained in the aforesaid documents or otherwise referred to above.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department Regulations promulgated thereunder, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may be adversely affected and may become inapplicable.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption "The Merger—Material United States Federal Income Tax Consequences."

        No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times including the Effective Time of the Merger. In the event that any of the statements, representations, warranties or assumptions upon which we have relied to render this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of the United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States. Our opinion represents only our best judgment regarding the application of United States federal income tax laws as of the date of this Letter. Our opinion is not binding on either the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully contest any of the conclusions set forth in this opinion. Furthermore, no assurance can be given that future legislation, regulations, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, will not alter our opinion. Nevertheless, we are under no obligation to supplement or revise our opinion to reflect any new developments in the application or interpretation of the United States federal income tax laws (including changes with retroactive effect).

        We are furnishing this opinion to you in connection with the Merger and this opinion may not be relied upon by any other person or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the headings "The Merger—Material United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus/Proxy Statement constituting a part thereof.

                          Very truly yours,

                          /s/ Cozen O'Connor

                          COZEN O'CONNOR